FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION THIRD QUARTER EARNINGS

INCREASE 48%

PITTSBURGH, PA - February 13, 2007 - Ansoft Corporation (NASDAQ: ANST) today announced financial results for its third quarter of fiscal 2007 ended January 31, 2007. All references to share and per share information, except shares authorized, included in this press release have been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

Revenue for the third quarter totaled $22.7 million, an increase of 16% compared to $19.7 million reported in the previous fiscal year's third quarter.

On a generally accepted accounting principles (GAAP) basis, net income for the third quarter was $6.3 million, or $0.24 per diluted share representing a 48% increase when compared to GAAP net income of $4.3 million, or $0.16 per diluted share in the previous fiscal year's third quarter. GAAP net income for the current fiscal year's third quarter included a tax benefit of $1.1 million, or $0.04 per diluted share for the US Research and Development Tax Credit enacted by Congress retroactive to January 1, 2006 in December 2006.

GAAP net income for the third quarter includes employee stock-based compensation expense of $0.6 million, or $0.02 per diluted share. The previous fiscal year's third quarter net income did not include employee stock-based compensation expense.

Additionally, GAAP net income for the third quarter includes acquisition related amortization of $0.3 million, or $0.01 per diluted share. This compares to acquisition related amortization of $0.4 million, or $0.01 per diluted share in the previous fiscal year's third quarter.

"We had an excellent quarter with particularly strong revenue growth in our high performance product line and in both domestic and international markets," said Nicholas Csendes, Ansoft's President and CEO. "For the fourth quarter, we expect continued revenue growth of around 10-15%."

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, internet access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue growth for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, management's ability to forecast revenues and control expenses and the amount, timing and structure of software licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of February 13, 2007. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Ansoft - Page 2

ANSOFT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)
	Three months ended January 31,		Nine months ended January 31,
	2007	2006	2007	2006
Revenue
License	$ 13,147	$ 11,251	$ 32,270	$ 27,194
Service and other	9,584	8,404	28,290	25,279
Total revenue	22,731	19,655	60,560	52,473
Costs of revenue
License	164	135	425	368
Service and other	403	368	1,096	1,019
Total cost of revenue	567	503	1,521	1,387
Gross profit	22,164	19,152	59,039	51,086
Operating Expenses
Sales and marketing	8,030	8,013	23,646	22,477
Research and development	5,016	4,188	14,572	12,377
General and administrative	1,451	1,122	4,075	3,692
Amortization	290	370	982	1,108
Total operating expenses	14,787	13,693	43,275	39,654
Income from operations	7,377	5,459	15,764	11,432
Net realized loss on sale of securities	-	-	-	(2)
Other income, net	576	269	1,968	749
Income before income taxes	7,953	5,728	17,732	12,179
Income tax expense	1,642	1,468	5,422	2,655
Net income	$ 6,311	$ 4,260	$ 12,310	$ 9,524
Net income per share
Basic	$ 0.27	$ 0.18	$ 0.52	$ 0.40
Diluted	$ 0.24	$ 0.16	$ 0.47	$ 0.37
Weighted average shares used in calculation
Basic	23,599	23,698	23,609	23,704
Diluted	26,138	25,914	26,163	25,922

All share and per share information has been adjusted to reflect the two-for-one stock split effected in the form of 100% stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

- more -

Ansoft - Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	January 31,	April 30,
	2007	2006

Assets
Current assets
Cash and cash equivalents	$ 23,712	$ 16,456
Accounts receivable, net of allowance for doubtful
Accounts of $840 and $545, respectively	13,789	20,264
Deferred income taxes	206	164
Prepaid expenses and other current assets	2,264	1,938
Total current assets	39,971	38,822

Equipment and furniture, net of accumulated depreciation
of $6,975 and $6,249, respectively	2,427	2,599
Marketable securities	39,372	33,621
Other assets	151	131
Deferred income taxes	7,729	6,226
Goodwill	1,239	1,239
Other intangible assets, net	1,460	2,442
Total assets	$ 92,349	$ 85,080

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 174	$ 274
Accrued payroll	1,504	3,027
Accrued income taxes	2,426	928
Other accrued expenses	2,984	3,609
Current portion of deferred revenue	20,110	19,893
Total current liabilities	27,198	27,731
Long-term portion of deferred revenue	1,104	1,088
Total liabilities	28,302	28,819

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 50,000 shares
authorized; issued 28,909 and 28,576 shares, respectively
and outstanding 23,668 and 23,764, respectively	289	286
Additional paid-in capital	81,469	76,795
Treasury stock, 5,241 and 4,812 shares, respectively	(47,270)	(37,913)
Accumulated other comprehensive loss, net	(1,383)	(1,539)
Retained earnings	30,942	18,632
Total stockholders' equity	64,047	56,261
Total liabilities and stockholders' equity	$ 92,349	$ 85,080

All share, except shares authorized, information has been adjusted to reflect the two-for-one stock split effected in the form of 100% stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

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